EXHIBIT 14.01

NEXEON MEDSYSTEMS INC

CODE OF BUSINESS CONDUCT AND ETHICS

AS ADOPTED BY THE BOARD OF DIRECTORS

ON

DECEMBER 7, 2015

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TABLE OF CONTENTS

I.	Introduction

A.	General Policy and Procedures
B.	Company Compliance Officer

II.	Responsibility to Our People

A.	Respecting One Another
B.	Employee Privacy
C.	Equal Opportunity Employer
D.	Sexual and Other Forms of Harassment

III.	Compliance with Laws and Ethical Business Conduct

IV.	Confidentiality of Information and Insider Trading

A.	Confidentiality of Information
B.	Insider Trading

V.	Conflicts of Interest

A.	General
B.	Business or Investment Opportunities
C.	Employee Interest in Companies Transaction Business with the Company
D.	Outside Employment
E.	Improper Personal Benefits from the Company
F.	Business Arrangements with the Company
G.	Family Members Working in the Industry

VI.	Fair Dealing and Antitrust Laws

A.	Fair Dealing
B.	Antitrust Laws
C.	Conspiracies and Collaborations Among Competitors
D.	Distribution Issues
E.	Penalties

VII.	Receipt of Gifts, Loans, Favors, or Other Resources

VIII.	Use of the Company Funds or Other Resources

A.	Personal Use of the Company Funds or Other Resources
B.	Payments and Gifts
i.	Payments and Gifts to Governmental Officials
ii.	Payments and Gifts to Others

IX.	Political Contributions

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X.	Corporate Records

A.	Record Keeping
B.	Record Retention

XI.	Approval of Expenses

XII.	Media, Regulatory, Legal, and Other Inquiries

A.	General
B.	Conduct Regarding Media and Investor Inquiries
C.	Requests From or Visits by Regulatory Authorities
D.	Investigations
E.	Subpoenas or Other Legal Process

XIII.	Disciplinary Action and Violations of the Code

XIV.	Procedural Matters, Reports, Inquiries, and Approvals

XV.	Application/Waivers

XVI.	Reports Regarding Accounting Matters

XVII.	Investigations of Suspected Violations

XVIII.	Discipline for Violations

XIX.	No Rights Created

XX.	Reminder

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NEXEON MEDSYSTEMS INC

CODE OF BUSINESS CONDUCT AND ETHICS

AS ADOPTED BY THE BOARD OF DIRECTORS

I.	Introduction

A.	General Policy and Procedures

The good name and reputation of the Company are the products of the conduct, dedication, integrity, and abilities of our employees. All companies, including ours, depend on their reputations. The Company expects all of its employees to share its commitment to high ethical, legal and moral standards and to avoid any activities, which could involve the Company or its employees in any unethical, improper or unlawful act. As used in this Code, the term “employee” shall refer to all employees, officers and directors of the Company, unless otherwise indicated. The term “Company” shall refer to Nexeon MedSystems Inc and its subsidiary and affiliated companies.

Careful study of this Code will provide you with a better understanding of the Company’s expectations and of your own obligations. Compliance with this Code is mandatory and it is the duty of all employees to familiarize themselves with the Code, as well as the legal standards and policies applicable to their assigned duties and to conduct themselves accordingly.

The Code is not intended, however, to be an exclusive set of guidelines or policies for governing the conduct of employees. The Company has adopted and may amend other corporate policies, procedures, personnel manuals, or employee handbooks. Moreover, no Code or set of policies can ever be totally comprehensive or serve as a substitute for the good judgment, common sense and proper, ethical and legal conduct we expect of all employees.

As an employee of the Company, you acknowledge and agree that you have reviewed and understand this Code of Business Conduct and Ethics; that compliance therewith is a requirement of your continued employment; that you agree to comply with this Code of Business Conduct and Ethics; and, that a violation of this Code of Business Conduct and Ethics is grounds for discipline up to and including discharge.

The Code is a statement of policies for individual and business conduct and does not, in any way, constitute an employment contract or an assurance of continued employment. Employees of the Company are employed at-will, except when covered by an express, written employment agreement. This means that you may choose to resign your employment at any time, for any reason or for no reason at all. Similarly, the Company may choose to terminate your employment at any time, for any legal reason or for no reason at all, but not for an unlawful reason.

B.	Company Compliance Officer

The Corporate Compliance Officer of Nexeon MedSystems Inc will have the ultimate responsibility for overseeing compliance with all applicable laws, the Code, and all other Company policies.

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The designation of a Company Compliance Officer in no way diminishes the responsibilities of all employees to comply with all applicable laws and all Company policies, nor does it diminish every Manager’s responsibility to ensure that the employees under his or her supervision comply with all applicable laws and Company policies.

Anyone with questions or doubts about the application of the Code or who is aware of or suspects a violation of the Code should follow the procedures provided in Section XIV, Section XVI or consult with the Company’s Compliance Officer. Supervisors have leadership responsibilities that include the following: creating a culture of high ethical standards and commitment to compliance, maintaining a work environment that encourages employees to raise concerns, promptly addressing employee concerns, and reporting suspected violations of the Code.

II.	Equal Opportunity Employer

A.	Respecting One Another

The way we treat each other and our work environment affects the way we do our jobs. All employees want and deserve a work place where they are respected and appreciated. Everyone who works for the Company must contribute to the creation and maintenance of such an environment, and supervisors and managers have a special responsibility to foster a workplace that supports honesty, integrity, respect and trust.

B.	Employee Privacy

We respect the privacy and dignity of all individuals. The Company collects and maintains personal information that relates to your employment, including medical and benefit information. Special care is taken to limit access to personal information to Company personnel with a need to know such information for a legitimate purpose. Employees who are responsible for maintaining personal information and those who are provided access to such information must not disclose private information in violation of applicable law or in violation of the Company's policies.

Employees should not search for or retrieve items from another employee's workspace without prior approval of that employee or management. Similarly, you should not use communication or information systems to obtain access to information directed to or created by others without the prior approval of management, unless such access is part of your job function and responsibilities at the Company.

Personal items, messages, or information that you consider to be private should not be placed or kept in telephone systems, computer or electronic mail systems, office systems, offices, work spaces, desks, credenzas, or file cabinets. The Company reserves all rights, to the fullest extent permitted by law, to inspect such systems and areas and to retrieve information or property from them when deemed appropriate in the judgment of management.

C.	Equal Opportunity Employer

The Company provides equal opportunity for employment on the basis of ability and aptitude and will not discriminate on the basis of race, color, religion, sex, national origin, ancestry, age, medical condition, disability or handicap, perceived disability or handicap, military service, veteran status, marital status or sexual orientation.

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D.	Sexual and Other Forms of Harassment

Company policy strictly prohibits any form of harassment in the workplace, including sexual harassment. The Company will take prompt and appropriate action to prevent and, where necessary, discipline behavior that violates this policy.

III.	Compliance with Laws and Ethical Business Conduct

Recognition of the public interest is a permanent commitment of the Company in the conduct of its business. The activities of the Company must always be in compliance with all applicable laws, statutes and regulations.

Employees occupy positions of trust and confidence. In discharging their responsibilities, each employee has a duty to serve the Company, in good faith, in a manner that he or she reasonably believes to be in the best interests of the Company and its shareholders and with such care as an ordinary prudent person in a like position would use under similar circumstances. Employees also have duties of candor, care and loyalty to the Company. These duties include, but are not limited to, the duty to make a reasonable inquiry where the circumstances requires such inquiry; the duty to disclose all material information relevant to corporate decisions from which that person may derive, directly or indirectly, a personal or other benefit; the duty to deal openly with and make full disclosure to the Company; the duty to avoid and disclose any activities which could create, or appear to create, a conflict with the interest of the Company, as discussed in Section V; the duty not to exploit one’s positions with the Company by improperly converting money or other property which lawfully belong to the Company; and the duty to act with integrity, fidelity, and high standards of conduct.

IV.	Confidentiality of Information and Insider Trading

A.	Confidentiality of Information

The protection of the Company’s confidential and proprietary information is of critical importance to the Company’s business and its ability to compete within the medical device industry. By virtue of their service to, or employment by, the Company employees will have access to (i) confidential and proprietary information of the Company including, without limitation, financial and actuarial information and projections, computer records and programs, contracts, customer files and lists, medical information concerning insured’s or their employees, investments, investment strategies, marketing plans, personnel information, policies, strategies and other proprietary information, (ii) confidential or other non-public information regarding other companies or contemplated transactions in a company’s securities, and (iii) confidential contract holder information (collectively referred to as “Confidential Information”).

All Confidential Information is the sole property of the Company. The Company and all employees have ethical and legal responsibilities to maintain and protect the confidentiality of all Confidential Information. Failure to adequately protect this information may have an adverse economic impact on the Company, and any misuse or disclosure of Confidential Information may result in violation of applicable state and federal laws, including securities laws. Violations could expose the Company and/or the person involved to severe criminal or civil liability.

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It is a violation of this Code for any employee, both during and after your service or employment with the Company, directly or indirectly, to use or disclose outside the Company any Confidential Information, regardless of any derived benefit, to any entity or person (including a person within the Company who does not have a need to know such Confidential Information) unless approved by your supervisor or in accordance with the procedures set forth herein. Further, all employees must promptly deliver to the Company upon their resignation or termination of their relationship with the Company, or at any other time as the Company may so request, all materials and all copies of materials (including computer disks) containing or evidencing Confidential Information or any materials derived from or based upon such information.

Confidentiality Agreements are commonly used when the Company needs to disclose confidential information to suppliers, consultants, joint venture participants, or others. A Confidentiality Agreement puts the person receiving confidential information on notice that he or she must maintain the secrecy of such information. If, in doing business with persons not employed by the Company, you foresee that you may need to disclose confidential information, you should contact the Company’s CEO and discuss the utility of entering into a Confidentiality Agreement.

You may not disclose your previous employer's confidential information to the Company. Of course, you may use general skills and knowledge acquired during your previous employment.

B.	Insider Trading

You are prohibited by Company policy and the law from buying or selling securities of the Company at a time when in possession of “material nonpublic information." (There is, however, an exception for trades made pursuant to a pre-existing trading plan, discussed below.) This conduct is known as "insider trading." Passing such information on to someone who may buy or sell securities – known as "tipping" – is also illegal. The prohibition applies to Company securities and to securities of other companies if you learn material nonpublic information about other companies, such as the Company’s clients, in the course of your duties for the Company.

Information is "material" if (a) there is a substantial likelihood that a reasonable investor would find the information "important" in determining whether to trade in a security; or (b) the information, if made public, likely would affect the market price of a company's securities. Examples of types of material information include unannounced dividends, earnings, financial results, new or lost contracts or products, sales results, important personnel changes, business plans, possible mergers, acquisitions, divestitures or joint ventures, important litigation developments, and important regulatory, judicial or legislative actions. Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information.

Information is considered to be nonpublic unless it has been adequately disclosed to the public, which means that the information must be publicly disclosed, and adequate time must have passed for the securities markets to digest the information. Examples of adequate disclosure include public filings with securities regulatory authorities and the issuance of press releases, and may also include meetings with members of the press and the public. A delay of two business days is generally considered a sufficient period for routine information to be absorbed by the market. Nevertheless, a longer period of delay might be considered appropriate in more complex disclosures.

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Do not disclose material nonpublic information to anyone, including co-workers, unless the person receiving the information has a legitimate need to know the information for purposes of carrying out the Company's business. If you leave the Company, you must maintain the confidentiality of such information until it has been adequately disclosed to the public by the Company. If there is any question as to whether information regarding the Company or another company with which we have dealings is material or has been adequately disclosed to the public, contact the Legal Department.

Notwithstanding the prohibition against insider trading, the law and Company policy permit Company employees, directors and officers to trade in Company securities regardless of their awareness of material nonpublic information if the transaction is made pursuant to a pre- arranged trading plan that was established in compliance with applicable law and was entered into when the person was not in possession of material nonpublic information. A person who wishes to enter into a trading plan must submit the plan to the Legal Department for approval prior to the adoption, modification or termination of the trading plan.

V.	Conflicts of Interest

A.	General

Employees shall avoid employment or business activities, including personal investments that interfere with their duties to the Company, divide their loyalty, or create or appear to create a conflict of interest, unless such employment or activities are fully disclosed to the Company and approved in accordance with the procedures set forth herein.

It is not possible to provide a precise, comprehensive definition of a conflict of interest. However, one factor that is common to all conflict of interest situations is the possibility that a person’s actions or decisions may be affected or have the appearance of being affected because of an actual or potential divergence between the interests of the Company and some other interest, including that person’s own personal interests. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, such persons are of special concern. A particular activity or situation may be found to involve a conflict of interest even though it does not result in any financial loss to the Company and irrespective of the motivations of the person involved.

The facts of each case will determine whether the interest in question involves an actual or potential conflict. You shall promptly report any situation or transaction involving an actual or potential conflict of interest to your supervisor, Human Resources, the Company’s CEO, or the Company’s Compliance Officer.

Special rules apply to executive officers and directors who engage in conduct that creates an actual, apparent or potential conflict of interest. Before engaging in any such conduct, executive officers and directors must make full disclosure of all facts and circumstances to the Company’s Compliance Officer, who shall inform and seek the prior approval of the Audit Committee of the Board of Directors.

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B.	Business or Investment Opportunities

Employees, officers and directors are prohibited from (i) taking for themselves personally opportunities that are discovered through the use of Company property, information or position; (ii) using Company property, information, or position for personal gain; and (iii) competing with the Company. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

C.	Employees Interest in Companies Transacting Business with the Company

It is the policy of the Company to select suppliers and others on the basis of merit, without favoritism. As such, this Code requires that employees avoid any relationship or activity that may directly or indirectly impair their independence or judgment.

The Company recognizes that from time to time it may transact business with a company in which an employee, or an employee’s spouse or children (“Immediate Family”), have an interest or are employed. The Company also recognizes, however, that this could present a conflict of interest or the appearance of a conflict of interest if the employee did not disclose the relationship or participated in the approval process. Therefore, whenever the Company does or considers doing business with a company in which an employee or member of an employee’s Immediate Family is employed or has a material, financial or other interest, the employee must (i) disclose the interest to his or her supervisor, and (ii) refrain from participating in the approval process.

A conflict of interest may also arise where an employee or a member of his or her Immediate Family makes an investment in a company that does business or competes with the Company. If an employee or a member of his or her Immediate Family is considering an investment in a company that does business, is being considered to do business with or competes with the Company, the employee should disclose the proposed investment in advance to his or her supervisor and seek approval for it. If such approval is obtained, the employee shall comply with any conditions of the approval and shall not participate in any decision regarding the selection of or purchase from such entity.

This Section does not prohibit investment in the securities of any corporation whose securities are regularly traded on a national securities exchange or regularly reported in over-the-counter quotations, where the number of shares owned by an employee is insignificant compared to the number of outstanding shares. However, any such investment is prohibited and will violate the Code if the employee invests while in possession of material, non-public information regarding such corporation. This information would, for example, include knowledge about the Company’s investments in, or relations or negotiations with, such corporation, if such information has not been generally released to the public.

D.    Outside Employment

The Company recognizes and encourages participation of employees in religious, charitable, educational, and civic activities. Such services are encouraged so long as they do not unreasonably interfere with the employee’s duties with the Company.

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If an employee wishes to engage in activities as an employee, general partner, consultant, agent or trustee of a business, non-profit or for-profit organization, the employee must disclose the proposed relationship or employment to the Company’s CEO and seek prior approval. Such approval may be granted if the proposed employment or activities do not interfere with the performance of the employee’s duties and/or do not involve a conflict of interest or the appearance of a conflict of interest with the Company.

Simultaneous employment with or serving as a director of a competitor of the Company is strictly prohibited, as is any activity that is intended to or that you should reasonably expect to advance a competitor’s interests. You may not market products or services in competition with the Company's current or potential business activities. It is your responsibility to consult with the Company’s Compliance Officer to determine whether a planned activity will compete with any of the Company's business activities before you pursue the activity in question.

Without prior written approval from the Company’s Compliance Officer, you may not be a client or be employed by, serve as a director of or represent a client of the Company. Similarly, without prior written approval from the Company’s Compliance Officer, you may not be a supplier or be employed by, serve as a director of or represent a supplier to the Company. Nor may you accept money or benefits of any kind as compensation or payment for any advice or services that you may provide to a client, supplier or anyone else in connection with its business with the Company.

E.	Improper Personal Benefits from the Company

Conflicts of interest arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. You may not accept any benefits from the Company that have not been duly authorized and approved pursuant to Company policy and procedure, including any Company loans or guarantees of your personal obligations. The Company will not make any personal loans to nor guarantee the personal obligations of directors and executive officers.

F.	Business Arrangements with the Company

Without prior written approval from the Company’s Compliance Officer, you may not participate in a joint venture, partnership or other business arrangement with the Company.

G.	Family Members Working In The Industry

You may find yourself in a situation where your spouse or significant other, your children, parents, or in-laws, or someone else with whom you have a close familial relationship is a competitor, supplier or client of the Company or is employed by one. Such situations are not prohibited, but they call for extra sensitivity to security, confidentiality and conflicts of interest.

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There are several factors to consider in assessing such a situation. Among them: the relationship between the Company and the other company; the nature of your responsibilities as a Company employee and those of the other person; and the access each of you has to your respective employer's confidential information. Such a situation, however harmless it may appear to you, could arouse suspicions among your associates that might affect your working relationships. The very appearance of a conflict of interest can create problems, regardless of the propriety of your behavior.

To remove any such doubts or suspicions, you must disclose your specific situation to the Company’s Compliance Officer to assess the nature and extent of any concern and how it can be resolved. In some instances, any risk to the Company's interests is sufficiently remote that the Company’s Compliance Officer may only remind you to guard against inadvertently disclosing Company confidential information and not to be involved in decisions on behalf of the Company that involve the other company.

VI.	Fair Dealing and Antitrust Laws

A.	Fair Dealing

The Company depends on its reputation for quality, service and integrity. The way we deal with our customers, competitors and suppliers molds our reputation, builds long-term trust and ultimately determines our success. Employees should endeavor to deal fairly with the Company’s customers, suppliers, competitors, and employees. Employees must never take unfair advantage of others through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

B.	Antitrust Laws

While the Company competes vigorously in all of its business activities, its efforts in the marketplace must be conducted in accordance with all applicable antitrust and competition laws. While it is impossible to describe antitrust and competition laws fully in any code of business conduct, this Code will give you an overview of the types of conduct that are particularly likely to raise antitrust concerns. If you are or become engaged in activities similar to those identified in the Code, you should consult the the Company’s CEO for further guidance.

C.	Conspiracies and Collaborations Among Competitors

One of the primary goals of the antitrust laws is to promote and preserve each competitor's independence when making decisions on price, output, and other competitively sensitive factors. Some of the most serious antitrust offenses are agreements between competitors that limit independent judgment and restrain trade, such as agreements to fix prices, restrict output or control the quality of products, or to divide a market for clients, territories, products or purchases. You should not agree with any competitor on any of these topics, as these agreements are virtually always unlawful. (In other words, no excuse will absolve you or the Company of liability.)

Unlawful agreements need not take the form of a written contract or even express commitments or mutual assurances. Courts can -- and do -- infer agreements based on "loose talk," informal discussions, or the mere exchange between competitors of information from which pricing or other collusion could result. Any communication with a competitor's representative, no matter how innocuous it may seem at the time, later may be subject to legal scrutiny and form the basis for accusations of improper or illegal conduct. You should take care to avoid involving yourself in situations from which an unlawful agreement could be inferred.

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By bringing competitors together, trade associations and standard-setting organizations can raise antitrust concerns, even though such groups serve many legitimate goals. The exchange of sensitive information with competitors regarding topics such as prices, profit margins, output levels, or billing or advertising practices can potentially violate antitrust and competition laws, as can creating a standard with the purpose and effect of harming competition. You must notify the Legal Department before joining any trade associations or standard-setting organizations. Further, if you are attending a meeting at which potentially competitively sensitive topics are discussed without oversight by an antitrust lawyer, you should object, leave the meeting, and notify the Legal Department immediately.

Joint ventures with competitors are not illegal under applicable antitrust and competition laws. However, like trade associations, joint ventures present potential antitrust concerns. The Legal Department should therefore be consulted before negotiating or entering into such a venture.

D.	Distribution Issues

Relationships with clients and suppliers can also be subject to a number of antitrust prohibitions if these relationships harm competition. For example, it can be illegal for a company to affect competition by agreeing with a supplier to limit that supplier's sales to any of the company's competitors. Collective refusals to deal with a competitor, supplier or client may be unlawful as well. While a company generally is allowed to decide independently that it does not wish to buy from or sell to a particular person, when such a decision is reached jointly with others, it may be unlawful, regardless of whether it seems commercially reasonable. Finally, it is always unlawful to restrict a customer's re-selling activity through minimum resale price maintenance (for example, by prohibiting discounts).

E.	Penalties

Failure to comply with the antitrust laws could result in jail terms for individuals and large criminal fines and other monetary penalties for both the Company and individuals. In addition, private parties may bring civil suits to recover three times their actual damages, plus attorney's fees and court costs.

The antitrust laws are extremely complex. Because antitrust lawsuits can be very costly, even when a company has not violated the antitrust laws and is cleared in the end, it is important to consult with the Company’s CEO before engaging in any conduct that even appears to create the basis for an allegation of wrongdoing. It is far easier to structure your conduct to avoid erroneous impressions than to have to explain your conduct in the future when an antitrust investigation or action is in progress. For that reason, when in doubt, consult the Company’s CEO with your concerns.

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VII.	Receipt of Gifts, Loans, Favors, or other Gratuities and Remuneration

Employees must not accept entertainment, gifts or favors that could influence, or would appear to influence, business decisions in favor of any person or organization with which the Company has or is likely to have business dealings. In order to avoid the appearance of impropriety, it is the Company’s policy that no employee, or any member of his or her Immediate Family, may solicit or accept from any outside individual or business that does, or is seeking to do, business with or competes with the Company any gift of cash (or equivalent), gift of other than nominal value, series of or repeated gifts of any value, loan, discount not available to the general public, lavish entertainment or other substantial remuneration or favor for his or her personal benefit, unless approved by the Company’s Compliance Officer. Unsolicited gifts and business courtesies, including meals and entertainment, are permissible if they are customary and commonly accepted business courtesies; not excessive in value; and given and accepted without an express or implied understanding that you are in any way obligated by your acceptance of the gift, or that the gift is a reward for any particular business decision already made or forthcoming. This Section shall not prohibit employees or members of their Immediate Family from obtaining loans made in or provided in the ordinary course of business, or other services (on the same terms as are generally available to the public) from banks, brokers, or other financial institutions that have relationships with the Company. Exceptions to those policies such as receipt of paid trips or guest accommodations in connection with proper Company business may be made only with the written approval of the Company’s Compliance Officer.

VIII.	Use of the Company Funds or Other Resources

The Company’s funds, assets, services of the Company personnel, and other resources of the Company (collectively, “Resources”) are to be utilized solely for the benefit of the Company and only for legitimate business purposes. The Company’s policy is to prohibit the use of such Resources for any purpose other than for the benefit of the Company, unless otherwise approved in advance in accordance with the prescribed procedures, and to prohibit any questionable or unethical disposition or use thereof. Employees, officers and directors should protect the Company’s assets and ensure their efficient use.

An employee who has access to Company funds must follow the prescribed procedures for recording, handling and protecting money as detailed in the Company’s manuals or other written policy documentation. Where an employee’s position requires spending of Company funds or incurring any personal expenses later to be reimbursed by the Company, it is the individual’s responsibility to use good judgment on the Company’s behalf and to ensure that good value is received for every expenditure. Company funds should only be used for Company purposes and must not be used for personal benefit.

A.	Personal Use of the Company Funds or other Resources

Without the prior permission of the Company as set forth herein or in a Company manual or written policy, no employee shall appropriate or authorize any other person or entity to appropriate for their use any Company Resources. Misappropriation of any Company Resources is theft and, in addition to subjecting a person to possible criminal and civil penalties, may result in immediate dismissal or other disciplinary action.

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B.    Payments and Gifts

The Company’s Resources shall not be directly or indirectly used for any unlawful or unethical purpose.

1.       Payments and Gifts to Governmental Officials. No employee may (i) authorize or participate in any payment or gift of any of the Company’s Resources to any governmental agency (other than in the ordinary course of business) or official for any purpose unless approved by the Company’s Compliance Officer in writing in advance, and (ii) in any event authorize or participate in any payment or gift for the purpose of inducing or influencing the recipient or another person or improperly grant special consideration to or forego any claim against the Company.

2.       Payment and Gifts to Others. Employees should avoid all circumstances in which a gift or entertainment could present or create the appearance of a conflict of interest or improper, unethical or illegal conduct. To avoid such circumstances, employees may give incidental gifts, favors and entertainment of nominal value to others on behalf of the Company, only if they are consistent with accepted business practice, are of sufficiently limited value and in a form that will not be construed as an improper payment. No gift or entertainment is permitted if it violates any applicable laws or ethical standards and, if in doubt, approval must be obtained from the Company’s Compliance Officer. Our suppliers and clients likely have gift and entertainment policies of their own. You must be careful never to provide a gift or entertainment that violates the other company's gift and entertainment policy.

Giving or receiving any payment or gift in the nature of a bribe, gratuity, or kickback is absolutely prohibited.

IX.	Political Contributions

There are three basic tenets of the Company’s policy with respect to political contributions:

First, the Company unequivocally forbids the illegal use of Company Resources for the support of political parties or political candidates for any office (Federal, State, or local) in the United States or any foreign country.

Second, the Company forbids pressure, direct or implied, that infringes upon the right of employees to decide whether, to whom, and in what amount they will make a political contribution or render services to individual candidates or political committees where permitted by applicable laws. Employees are free, and indeed are encouraged, to endorse, advocate, contribute to, or otherwise support any political party, candidate or cause they may choose.

Third, any permitted political contributions using Company Resources must be approved by the Company’s Compliance Officer.

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X.	Corporate Records

A.	Record Keeping

Accurate and complete record keeping is essential to the corporate well being of the Company and to enable it to comply with legal and regulatory requirements, to manage the affairs of the Company, and to provide the best possible service to its customers. The Company adheres to a strict policy of maintaining complete and accurate books and records including, but not limited to, memoranda, time cards, expense reports, accounts, contracts, financial reports, and other business or corporate records. The Company’s books and records must reflect, in an accurate and timely manner, all business transactions. Undisclosed or unrecorded funds, other assets or liabilities are not permitted. All persons are expected and required to prepare, preserve and produce all books and records in accordance with this Code.

It is Company policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in all other public communications made by the Company.

In order to protect the privacy of Company officers and employees and comply with federal and state law, employees must ensure that all records containing medical or personal data about officers, employees, or injured workers, are kept confidential and only disclosed to authorized Company personnel. Furthermore, medical information about officers and employees and all documents used to verify work eligibility, such as I-9 Forms, must be kept in files which are separate from those that contain general personnel information.

B.	Record Retention

The Company has specific requirements for retaining various categories of records generated by the Company. In addition to these specific requirements, the Company must retain all records that have any bearing on threatened or pending litigation, investigations or administrative proceedings.

Officers, directors and employees who are notified of the existence of a subpoena or have reason to believe that a government investigation is imminent or that legal proceedings may be instituted must retain all potentially relevant records in their possession, custody, or control, including papers, computer disks, and tapes, until they have been notified otherwise by the Company’s CEO. Managers must ensure that employees under their supervision retain all such records in their possession, custody or control.

XI.	Approval of Expenses

No payment by or on behalf of the Company shall be approved, made or reimbursed if any part of the payment is used for a purpose not in compliance with the Code. All proper and valid requests for reimbursement by employees shall be made in accordance with procedures the Company may from time to time adopt.

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XII.	Media, Regulatory, Legal, and Other Inquiries

A.	General

In addition to the provisions set forth in the Section regarding Confidentiality of Information above, as a general matter, no employee shall disclose to any non-employee any information except in accordance with the Code.

B.	Conduct Regarding Media and Investor Inquiries

When a determination is made in accordance with the procedures set forth herein to respond to media inquiries, it is the Company’s policy to fully and fairly convey accurate information to members of the news media. However, it is also the Company’s policy to protect and safeguard its Confidential Information. Therefore, in order to preserve and maintain the integrity of communications, no employee, other than the Chief Executive Officer and those designated from time to time as spokespersons by the Chief Executive Officer, may discuss matters involving the Company or its affiliates, employees, shareholders, creditors, consultants, counsel, accountants, and agents with any member of the news media.

It is imperative that all employees follow this Code and not respond to media inquiries, unless authorized in accordance with this Code even when the question appears to relate to objective facts within the knowledge of the person contacted.

Company employees who are not official Company spokespersons may not speak with the press, securities analysts, other members of the financial community, shareholders or groups or organizations as a Company representative or about Company business unless specifically authorized to do so by the Company’s Chief Executive Officer.

C.	Requests From or Visits by Regulatory Authorities

From time to time, the Company and its employees may be contacted by regulatory officials or other governmental agencies regarding the Company’s filings or other matters. It is the Company’s policy to comply with applicable laws and regulations and to respond properly to all contacts, inquiries or requests made by governmental authorities. Employees may respond to routine matters within the ordinary scope of their day-to-day responsibilities. Employees should keep their supervisors generally informed as to the nature and scope of such contacts. All contacts, inquiries or requests, whether written or oral, by governmental authorities regarding matters that are not routine or are outside the scope of an employee’s day-to-day responsibilities must be immediately reported to the employee’s supervisor or the Company’s CEO before a substantive response is given. This will allow the Company time to gather and evaluate any relevant information and to respond properly to the governmental authorities. Examples of matters that are not routine include, among other things, complaints, adverse claims, investigations, litigation, audits, regulatory exams, or other matters that could result in significant monetary or other liabilities.

D.	Investigations

Officers, directors and employees are required to cooperate fully with all investigations by the the Company’s Compliance Officer, the CEO, or the Company’s outside legal counsel.

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In particular, they are required to respond truthfully, completely, and promptly to any and all such inquiries.

E.	Subpoenas or Other Legal Process

Only the CEO or his designee(s) may accept legal process on behalf of the Company. If someone attempts to serve any person on behalf of the Company who is not an authorized representative, such person must decline to accept service and should immediately contact the CEO, Corporate Secretary or their designee. Service of a subpoena on an individual, the subject matter of which relates directly to the Company or its employees, should immediately be referred to the attention of the Company’s CEO, Corporate Secretary, or their designee.

XIII.	Disciplinary Action and Violations of the Code

You shall promptly disclose any acts or transactions known to you that may be in violation of the Code. No one will be subject to retaliation because of a good faith report of suspected misconduct. However, failure to report any such acts or transactions shall be grounds for disciplinary action up to and including discharge. Any person who violates the Code, or permits a subordinate to do so, shall be subject to disciplinary action up to and including discharge.

XIV.	Procedural Matters, Reports, Inquiries, and Approvals

While each of us is individually responsible for putting the Code to work, we need not go it alone. The Company has a number of resources, people and processes in place to answer our questions and guide us through difficult decisions.

Copies of this Code are available from the Company’s Compliance Officer and on the Company's Website. A statement of compliance with the Code of Business Conduct and Ethics must be signed by all officers, directors and employees.

The procedures to be followed in the case of any issues, questions, interpretations required approval, reports of conduct in violation of this Code, or other matters regarding this Code are as follows: (i) an employee should contact his or her supervisor, Human Resources, the Company’s CEO, or the Company’s Compliance Officer and (ii) in any matter involving any officer or director, such person should contact the Company’s CEO, the Company’s Compliance Officer, or such other person as the Board of Directors may designate. An anonymous report may be made by calling 844-919-9990.

To the extent permitted by law, and consistent with its enforcement objectives under this Code, the Company will keep confidential the identity of any employee about or against whom allegations of violations are brought, unless or until it has been determined that a violation has occurred. Similarly, to the extent permitted by law, and consistent with its enforcement objectives under this Code, the Company will keep confidential the identity of anyone reporting a possible violation. No one will be subject to retaliation because of a good faith report of a complaint, concern or suspected misconduct regarding violations of the Code.

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XV.	Application/Waivers

All directors, officers and other employees of the Company, as well as individuals working as independent contractors, whether regular or temporary, full or part time, are subject to this Code.

The Company will waive application of the policies set forth in this Code only where circumstances warrant granting a waiver, and then only in conjunction with any appropriate monitoring of the particular situation. Waivers of the Code for directors and executive officers may be made only by the Board of Directors as a whole and must be promptly disclosed as required by law or regulation. Waivers of the Code for other employees shall at the discretion of the Company’s Compliance Officer.

XVI.	Reports Regarding Accounting Matters

The Company is committed to compliance with applicable securities laws, rules, and regulations, accounting standards and internal accounting controls. You are expected to report any complaints or concerns regarding accounting, internal accounting controls and auditing matters (“Accounting Matters”) promptly.

Complaints or concerns about Accounting Matters may be submitted to the Audit Committee in any of the following ways:

•	By mailing a written description of the complaint or concern to the following address:

Company Compliance Reporting

Nexeon MedSystems Inc

1708 Jaggie Fox way

Lexington, Kentucky 40511

•	By sending a written description of the complaint or concern to the following e-mail address: will@nexeonmed.com or ron@nexeonmed.com.

•	By calling the toll-free and talking to an uninterested person at 844-919-9990.

Reports may be made anonymously. The Company’s Compliance Officer will check the above address, e-mail address, and telephone hotline messages on a regular basis and will promptly review and log all submissions. Any concerns regarding accounting, internal controls or auditing matters requiring immediate Audit Committee action will be directly submitted to the Audit Committee. Reports of suspected violations of law and Company policies will be appropriately investigated. The Company’s Compliance Officer will provide periodic reports to the Audit Committee regarding the submissions relating to accounting, internal controls or auditing matters and the investigation and resolution of such matters.

Confidentiality is a priority, and all reports will be treated confidentially to the fullest extent possible. Submissions of complaints or concerns will not be traced and submissions may be made anonymously. To ensure the anonymous submission of complaints or concerns via e-mail, please do not send the submission from an e-mail address that identifies the sender. For submissions that are not anonymous, the sender may be contacted in order to confirm information or to obtain additional information. No one will be subject to retaliation because of a good faith report of a complaint, concern or suspected misconduct regarding Accounting Matters.

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XVII.	Investigations of Suspected Violations

All reported violations will be promptly investigated and treated confidentially to the extent reasonably possible. It is imperative that reporting persons not conduct their own preliminary investigations. Investigations of alleged violations may involve complex legal issues, and acting on your own may compromise the integrity of an investigation and adversely affect both you and the Company.

XVIII.	Discipline for Violations

The Company intends to use every reasonable effort to prevent the occurrence of conduct not in compliance with its Code and to halt any such conduct that may occur as soon as reasonably possible after its discovery. Subject to applicable law and agreements, Company personnel who violate this Code and other Company policies and procedures may be subject to disciplinary action, up to and including discharge.

XIX.	No Rights Created

This Code is a statement of the fundamental principles and key policies and procedures that govern the conduct of the Company's business. It is not intended to and does not create any obligations to or rights in any employee, director, client, supplier, competitor, shareholder or any other person or entity, and shall not be used as a defense by an employee against whom an adverse personnel action has been taken or initiated for legitimate reasons.

XX.	Reminder

Ultimate responsibility to ensure that we as a Company comply with the many laws, regulations and ethical standards affecting our business rests with each of us. You must become familiar with and conduct yourself strictly in compliance with those laws, regulations and standards and the Company's policies and guidelines pertaining to them.

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ACKNOWLEDGMENT FORM

I have received and read the Neseon MedSystems Inc Code of Business Conduct and Ethics, and I understand its contents. I agree to comply fully with the standards, policies and procedures contained in the Code and the Company's related policies and procedures. I understand that I have an obligation to report to the Company’s Compliance Officer any suspected violations of the Code that I am aware of. I acknowledge that the Code is a statement of policies for business conduct and does not, in any way, constitute an employment contract or an assurance of continue employment.

Printed Name

Signature

Date